                                                                    Exhibit 3(a)

I, Ida E. Anderson M., Public Translator in and for the Republic of Venezuela in the English language, as published in Official Gazette No. 29891 dated August 28, 1972, and in accordance the Certificate registered at the Main Registry of the Federal District under No. 462, page 221, of the First and Main Protocol, Volume 3, and inscribed at the Court of First Instance on September 20, 1972, do hereby certify that the attached document, originally written in Spanish, was presented to me for translation and reads as follows:
----------------------------- CONTRACT FOR PURCHASE AND SALE OF SHARES BETWEEN "FONDO DE INVERSIONES DE VENEZUELA", THE PURCHASER AND THE PARENT COMPANY.

                                     INDEX

                                                                         Page
CLAUSE 1: PURCHASE AND SALE OF SHARES                                      2

    1.1 Purchase of Shares                                                 2

    1.2 Purchase Price                                                     2

    1.3 The Closing                                                        2

    1.4 Requirements for the Closing                                       3

CLAUSE 2: DELIVERIES TO BE MADE AT THE CLOSING                             4

    2.1 Deliveries to be Made by the Seller                                4

    2.2 Deliveries to be Made by the Buyer                                 4

CLAUSE 3: ACTIONS TO BE CARRIED OUT BY THE PARTIES                         4

    3.1 Actions to be Carried Out by the Parties                           4

CLAUSE 4: OBLIGATIONS OF THE BUYER AND THE PARENT COMPANY                  5

    4.1 Fulfillment of the Concession Contract                             5

    4.2 Restrictions with Respect to the Transfer of the Shares            5

    4.3 Restrictions with Respect to the Parent Company                    7

    4.4 Restrictions With Respect to Transfers of Interests in The
        Buyer                                                              7

    4.5 Workers                                                            9

    4.6 Later Offers of Shares by the Seller                               9

    4.7 Access to Information                                              16

    4.8 Setting up of a Program for Assignment                             16

    4.9 Financial Obligations                                              17

    4.10 Cellular Concession                                               17

    4.11 Guarantee of the Parent Company                                   17

    4.12 Agreements for Consortium                                         17

CLAUSE 5: DECLARATIONS AND GUARANTEES OF THE SELLER                        18

    5.1 Organization, Authorization, Signing and Effect                    18

    5.2 Non-infringement                                                   18

    5.3 Constitution and Fulfillment of its Obligations by CANTV           19

    5.4 Capital                                                            20

    5.5 Ownership of the Shares                                            21

    5.6 Financial Statements                                               21

    5.7 Indebtedness                                                       22

    5.8 Retirements and Other Benefits                                     23

    5.9 Fulfillment of the Law                                             24

    5.10 Lawsuits                                                          24

    5.11 Taxes                                                             24

    5.12 Fees for the Success of the Transaction                           25

    5.13 Substantial Contracts                                             25

    5.14 Operations                                                        25

    5.15 Documents for the Negotiation                                     27

CLAUSE 6: DECLARATIONS AND GUARANTEES MADE BY THE BUYER AND THE
               PARENT COMPANY                                              28

    6.1 Constitution and Validity                                          28

    6.2 Authorization, Signing and Effect                                  29

    6.3 Consents                                                           29

    6.4 Non-infringement                                                   30

    6.5 Capital                                                            31

    6.6 Investigation of CANTV                                             33

    6.7 Fees for the Success of the Transaction                            35

CLAUSE 7: OBLIGATIONS OF THE SELLER                                        36

    7.1 The Board of Directors of CANTV                                    36

    7.2 Concession of Cellular Service                                     36

    7.3 Real Estate                                                        36

CLAUSE 8: MISCELLANEOUS                                                    37

    8.1 Maintenance of the Declarations and Guarantees                     37

    8.2 Successors and Assignees                                           38

    8.3 Non-existence of Benefits for Third Parties                        38

    8.4 Notices                                                            38

    8.5 Complete Contract                                                  39

    8.6 Amendments                                                         40

    8.7 Resignation                                                        40

    8.8 Expenses                                                           40

    8.9 Partial Invalidity                                                 40

    8.10 Applicable Law                                                    40

    8.11 Submittal to Jurisdiction                                         40

    8.12 Representative in Processes                                       41

    8.13 Interpretation                                                    41

    8.14 Domicile                                                          42

                    CONTRACT FOR PURCHASE AND SALE OF SHARES

                                       OF

            COMPANIA ANONIMA NACIONAL TELEFONOS DE VENEZUELA (CANTV)

        Between "Fondo de Inversiones de Venezuela" (Venezuelan Investment
Fund) (the "Seller"), an Autonomous Institute domiciled in this city, incorporated by Decree No. 151 dated June 11, 1974, published in official Gazette of the Republic of Venezuela No. 30.430 dated June 21, 1974, which is governed by the Law dated December 30, 1980, published in Official Gazette of the Republic of Venezuela No. 2.709 (Extraordinary), of that same date, represented herein by its President, Gerber Torres, who is a Venezuelan citizen of full age domiciled in this city, holder of Identification Card No. 4.164.495, and who has been sufficiently authorized for this purpose by the Executive Directory of the Fondo de Inversiones de Venezuela at the meeting No. 869 held on October 22, 1991, on one hand, and on the other: VENWORLD TELECOM, C.A., a Venezuelan company (the "Buyer"), and GTE Corporation, a foreign company incorporated in the State of New York, United States of America, the operator pre-qualified by the Ministry of Transportation and Communications on April 4, 1991 (the "Parent Company"), it has been agreed to celebrate the present Contract for the Purchase and Sale of Shares (the "Contract"):

                     CLAUSE 1: PURCHASE AND SALE OF SHARES

        1.1 Purchase of Shares: Subject to the provisions of Clause 1.4, the Seller hereby sells to the Buyer, and the Buyer hereby purchases from the Seller, 400,000,000 Class "A" shares of Compania Anonima Nacional Telefonos de Venezuela (CANTV), which belong to the Seller (the "Shares"). These Shares are all of the Class "A" shares belonging to CANTV, and represent forty percent (40%) of the capital stock of CANTV at the date of Closing (as defined hereunder).

        1.2 Purchase Price: The Purchase Price for the Shares is the amount of four United States Dollars and seven thousand one hundred and twenty-five ten-millionths (US$ 4,7125) per Share, being the total purchase price of same, one thousand eight hundred and eighty-five million Dollars of the United States (US$ 1,885,000,000.00), payable exclusively in said currency, the equivalent value of same in bolivars, for the sole purpose of fulfilling the provisions of Article 98 of the Law of the Banco Central de Venezuela, is calculated at the rate of 60.70 bolivars per Dollar of the United States as of December 3, 1991 (the "Purchase Price"), which subject to the provisions of Clause 1.4, the Buyer pays simultaneously with the Closing, to the entire satisfaction of the Seller.

        1.3 The Closing: The delivery of the Shares by the Seller, and the payment of the Purchase Price by the Buyer is mentioned herein as the "Closing". Subject to the Dispositions of Clause 1.4, the Closing shall be carried out on December 4, 1991, unless one or more of the conditions specified in Clause 1.4.1 have not been satisfied or waived on or before said date, in which case the Closing shall be carried out on the first banking day following that on which all of the conditions have been satisfied or waived by all of the parties. The Closing shall not be made before December 4, 1991 without the prior consent of both the Seller as well as the Parent Company and the Buyer.

        1.4      Requirements for the Closing:

        1.4.1 The obligation of the Buyer to purchase and pay for the Shares, and the obligation of the Seller to sell the Shares, shall be subject to the occurrence of the following happenings, simultaneously with the Closing:

        (a) The declarations and guarantees of the Seller proposed in Clause 5.1, Clause 5.2 parts (a) and (c) only, the first sentence of Clause 5.3, Clause 5.4, Clause 5.5, Clause 5.14, part (b) only, and Clause 5.15, shall be true and correct in all of their essential points at said date, and the Seller has delivered to the Buyer, a statement signed by a duly authorized officer of the Seller, on the date of the Closing, certifying same;

        (b) That the Seller has delivered to the Buyer, an opinion issued by Lares, Ramos y Ferreira, S.C., Venezuelan Legal Advisors of the Buyer, at the date of the Closing, substantially in the form shown in Attachment 1.4.1
(b); and

        (c) That at the date of the Closing the Seller has delivered a copy of the opinion issued by the Attorney General of the Republic of Venezuela, dated October 11, 1991, in the form shown in attachment 1.4.1 (c).

        1.4.2 If all of the conditions stated in Clause 1.4.3 above have not been fulfilled on or before December 31, 1991, the Buyer and the Parent Company shall be under no obligation to purchase and pay for, and the Seller shall be under no obligation to sell, the Shares in accordance with the terms of this Contract, excepting if all of the parties have waived all of said happenings as a condition for the Closing. The parties agree that none of them shall be under any obligation with respect to the others by reason of this Contract or in any other form, should the conditions stated in Clause 1.4.1 not have been satisfied, and as a result of same the purchase and sale of the Shares is not completed.

                 CLAUSE 2: DELIVERIES TO BE MADE AT THE CLOSING

        2.1      Deliveries to be Made by the Seller:   Simultaneously with the
Closing and the delivery of the Purchase Price by the Buyer, the Seller shall deliver to the Buyer, all of the titles representing the shares transferred to the name of the Buyer, and the documents mentioned in paragraphs (a), (b) and
(c) of Clause 1.4.1. The Seller also undertakes to make the entry for the transfer of the Shares in the shareholders book of CANTV, together with the Buyer and simultaneously with the Closing.

        2.2 Deliveries to be Made by the Buyer: Simultaneously with the Closing and the delivery by the Seller of the documents mentioned in paragraphs
(a), (b) and (c) of Clause 1.4.1, the Buyer shall deliver the Purchase Price to the Seller by means of a bank transfer of funds to be immediately available, which shall be confirmed by a telegraph communication, deposited in an account designated in writing at least three (3) banking days before the date of the Closing by the Seller.

               CLAUSE 3: ACTIONS TO BE CARRIED OUT BY THE PARTIES

        3.1 Actions to be Carried Out by the Parties: If at any time after the Closing, the Seller, the Buyer or the Parent Company should reasonably determine that any other action is required according to the law to complete or confirm that the Buyer is the owner of the Shares, or to fulfill the purposes of this Contract, or to carry out the operations covered in same, the parties shall complete and deliver all of the documents required by the law, and do all things necessary and adequate in order to complete and confirm that the Buyer holds the title to the Shares or can complete the object of this Contract, or carry out the operations covered in same.

           CLAUSE 4: OBLIGATIONS OF THE BUYER AND THE PARENT COMPANY

        4.1      Fulfillment of the Concession Contract:

        4.1.1 Starting from the date of Closing, while the Buyer, the Parent Company and the Participants in the Consortium (as defined in Clause 6.5) are entitled to elect the majority of the Board of Directors of CANTV, the Buyer shall exert his best efforts, subject to the provisions of Clauses 4.1.2 and 4.9, (including, without limitations, to lend CANTV, and apply in the management and operation of CANTV, the skill and managerial, technical and marketing experience of the Participants in the Consortium, the Parent Company and its affiliates), in order to help CANTV to fully comply with the terms and conditions of the Concession Contract, including the Agreement for Modifications to said Contract, a copy of which is included as Attachment A (the "Concession Contract").

        4.1.2 If in executing the obligations assumed by the Buyer under this Clause 4.1, the Parent Company or the Participants in the Consortium and their respective affiliates have offered to make available to CANTV any specific goods or services under terms which are in accordance with those stated in Clause 20 of the Concession Contract and Article 19 of the By-laws in force (as defined in Clause 5.15.3), but notwithstanding the obligations of the Buyer and the Parent Company (which are subject to the dispositions of Clause 4.9) under this clause 4.1., the Board of Directors of CANTV refuses said terms, then the Buyer shall not be deemed to have failed in fulfilling his obligations under this Clause 4.1.

        4.2      Restrictions with Respect to the Transfer of the Shares

        4.2.1 Excepting as permitted in Clause 4.4, before January 11, 1997, the Buyer shall not directly or indirectly transfer or encumber in any other form, or permit levying of any Lien (as defined in Clause 5.2), or grant any option or any other rights ("Rights Against the Shares"), with respect to any of the Shares or the rights derived from same. After said date, transfer and Lien of the Shares and the rights derived from same may be made, as well as of the Rights Against the Shares with respect to same, and the rights of same which may be granted, providing that the conditions stated in Clause 4.2.2 have been fulfilled, and that said transfer, Lien or Right Against the Shares are in accordance with the terms of this Contract and the terms of the By-laws in force.

        4.2.2 Until January 1, 1999, the Buyer shall maintain the direct title to the Class "A" Shares of CANTV free of all Lien and Rights Against Shares, related with said shares and the rights derived from same, which together with any other shares of CANTV held by the Buyer and the Participants in the Consortium, directly and free of all Lien and Rights Against Shares, should represent at least thirty percent (30%) of the capital stock of CANTV; and until January 1, 2001, the Buyer shall maintain the direct title to the Class "A" shares of CANTV, free of all Lien and Rights Against Shares related with said shares, and the rights derived from same, which together with any other shares of CANTV held by the Buyer or the Participants in the Consortium directly and free of all Lien and Rights Against Shares, should represent at least twenty percent (20%) of the capital stock of CANTV. In no case shall any transfer or Lien of the shares and the rights derived from same, or granting of Rights Against Shares, be made in any form before January 1, 2001, in favor of companies whose principal social object is manufacturing telecommunications equipment.

        4.2.3 Any act or operation carried out, which constitutes a breach of the dispositions contained in this Clause 4.2, shall be void and without any effect whatsoever. A mention of the prohibitions stated in this Clause 4.2 shall be noted in the respective titles and in the By-laws in force.

        4.2.4 Should there be any contradiction between the provisions of this Clause 4.2 and the By-laws in force, said By-laws shall prevail.

        4.3      Restrictions with Respect to the Parent Company:

        4.3.1 Until January 1, 2001, the Parent Company shall directly or indirectly maintain the title to, control over, and the complete economic interest in, the shares which jointly represent at least fifty-one percent (51%) of the right to vote, and forty percent (40%) of the capital stock of the Buyer, free of all Lien and Rights Against Shares, with respect to said shares and the rights derived from same.

        4.3.2 Any act or operation carried out, which constitutes a breach of this Clause 4.3, shall be void and without any effect whatsoever. The Buyer shall have the dispositions contained in this Clause 4.3 and the restrictions provided in Clause 1.4, included in the by-laws of the Buyer, and a mention of said provisions shall also be made in the titles to the shares of the Buyer. The Buyer agrees that said provisions in his bylaws shall not be modified before January 1, 2001.

      4.4      Restrictions With Respect to Transfers of Interests in The Buyer:

        4.4.1 Subject at all times to the provisions of Clause 4.3, before January 1, 1997, (i) neither the Buyer nor any of the Holders (as defined in Clause 6.5), shall directly or indirectly issue any shares of their capital stock or grant any Rights Against Shares, related with said shares or any rights derived from same, or register or recognize any transfers of any shares of their capital stock, and (ii), neither the Parent Company nor any Participant in the Consortium, shall directly or indirectly transfer or encumber in any form, nor permit levying any Lien with respect to any shares of the capital stocks of any of the Holders or the Buyer, nor any rights derived from same, or grant any Right Against Shares with respect of same, excepting for the shares issued or transferred to the Participants in the Consortium or the Holders, or any affiliate totally owned and controlled by any of them (for the purposes of this Contract, those affiliates shall be considered as Holders), providing that, before any such transfers, said affiliate shall agree in writing with the Buyer, to immediately return the shares to the original assigner, should the affiliate cease to be totally controlled and owned in said manner, with the understanding that said shares shall be immediately transferred before the affiliate ceases to be totally owned and controlled. Notwithstanding the above and subject to the dispositions of Clause 4.3, the Parent Company, any Participant in the Consortium or any Holders shall have the right to transfer shares of the capital stock of the Buyer or of any Holder when they have received the consent of the Ministry of Transportation and Communications or of any other government agency which may be responsible for the administration of the Concession Contract (hereinafter called the "MTC"). Said consent shall be granted totally or partially, at the sole discretion of the MTC. In determining if any of said consents are to be granted, the MTC shall consider, among other circumstances, if a concessionaire: a) has a conflict of interests, b) has been declared in fault, or c) has been condemned for actions against properties or against the National Treasury. In relation to any request for a consent, the MTC shall exert its best efforts to answer said petition as soon as reasonably possible. Said concessionaire shall have to agree in writing with the Seller, before making any permitted transfer, that they are obligated by the restrictions for transfers related with said shares, contained in this Contract.
Notwithstanding the above, in no case shall any transfer or Lien be made with respect to the shares of the Buyer or any Holder of said shares, or of the rights derived from same, or grant any Right Against Shares with respect to same, or the rights derived from same, before January 1, 2001, to or in favor of companies whose principal object is manufacturing telecommunications equipment.

        4.4.2 Any action or operation which constitutes a breach of this Clause 4.4 shall be void and without effect. The Buyer shall have the Participants in the Consortium and the Holders abide by this Contract, and hereby guarantees without conditions, that the Participants in the Consortium and the Holders, shall fully comply with the terms of this Clause 4.4. Without limiting the general nature of the above, the Buyer shall see that the restrictions applicable to the shares of each Holder are included in the by-laws (or other incorporation document) of each Holder, to the extent where said inclusion is required under the applicable law to ensure that such dispositions may be enforceable, and when so included, the Buyer agrees that such dispositions included in the by-laws or other incorporation documents, shall not be modified before January 1, 1997.

        4.5      Workers:

        4.5.1 The Buyer, as long as the Buyer, the Parent Company and the Participants in the Consortium are entitled to elect the majority of the Board of Directors of CANTV, shall see that CANTV does not oppose or interfere with the program for the sale of the Class "C" shares of CANTV (the "Workers Shares"), to present or future workers and retired personnel of CANTV and its affiliate companies ("Workers of CANTV"), described in the Trust Fund celebrated by the Seller, substantially under the terms provided in Attachment C (the "Trust Fund Contracts").

        4.5.2 The Buyer, as long as the Buyer, the Parent Company and the Participants in the Consortium are entitled to elect the majority or the Board of Directors of CANTV, shall see that CANTV fulfills the terms and provisions of the organic Labor Law and the Collective Work Contract in force from January 1, 1991 to December 31, 1992 (the "Collective Contract") celebrated between CANTV and the Federation of Telecommunications workers of Venezuela (the "Syndicate").

        4.6      Later Offers of Shares by the Seller:

        4.6.1 The Buyer and the Parent Company agree that should the Seller notify CANTV that he or any other shareholder of the public sector has decided to encumber a part or the total amount of the CANTV shares owned by the Seller or said other shareholder, through one or mare public or private offers ("Offers"), CANTV shall (i) adopt all of the measures which the Seller may reasonably request on several occasions, with the purpose of facilitating and completing any of the offers, in accordance with the applicable legislation in the jurisdiction where the Seller or said other shareholder decides to make the Offer, including, but not limited to, the preparation and presentation of the necessary documents for the registry of said offers (hereinafter called "Declaration of Registry"), to carry out said operations, and (ii) abstain from adopting any measure which would reasonably be expected to prevent, delay or in any other manner damage the capacity of the Seller or said other shareholder from the public sector, to complete said Offer. Without prejudice of the above, and providing that the Seller requests the registry of any of the CANTV shares which the Seller or any other shareholder from the public sector is holding, or the sale of same in accordance with the applicable legal dispositions, with the purpose of facilitating an Offer, or which must be admitted for negotiation or quotation on the stock market or an automatized negotiation system, CANTV shall exercise its best efforts to make said registry and the approval of the sale or admission for quotation, as soon as possible. With respect to any petition made with these characteristics, as soon as possible, CANTV shall:

        (a) prepare and present to the Seller, insurer, broker, promoter or any other agent designated by the Seller (hereinafter called the "Insurer"), if designated, any Offer or Declaration of Registry requested, as well as any modifications and supplements to same (in all cases, together with all of the respective attachments), the printed emission booklet (if same exists), included in said Declaration of Registry (including all of the preliminary booklets) and any other documents which the Seller may reasonably request in order to facilitate the Offer; shall answer any comments made by the Seller and the Insurer with respect to said documents, after the Seller or the insurer has had an opportunity to examine said documents; at the request of the Seller, present any of said documents to the applicable administrative authorities and exercise its best efforts to have said document declared in force, as soon as reasonably possible, and that they should remain in force during the period requested by the Seller, and present to the Seller and the Insurer, the number of copies of said documents which the Seller may reasonably request with the purpose of facilitating the Offer, in accordance with the method or methods for disposal placed in effect by the Seller (or said other shareholder from the public sector) or the Insurer mentioned in said Declaration of Registry or in the supplementary booklets;

        (b) prepare and present to the adequate administrative authorities designated by the Seller, in accordance with paragraph (a) above, all of the supplements and modifications to said Declaration of Registry which may be necessary to maintain the Declaration of Registry in force during the period requested by the Seller or the Insurer; CANTV shall also prepare and present any related booklet on the emission and any supplementary material, requested by each and all of the government authorities and appropriate regulating agencies, and in general, shall fulfill all of the legal dispositions, regulations or others, as far as may be necessary to facilitate the Offer;

        (c) exercise its best efforts to register or qualify the shares to be sold by the Seller or the other shareholder from the public sector, in accordance with the provisions of the legislation regarding stock values in the applicable jurisdictions, which may be reasonably requested by the Seller and adopt any other reasonable measures which may be necessary or convenient to allow the Seller or the other shareholder from the public sector to carry through the Offer in those jurisdictions; however, neither the Buyer nor the Parent Company or CANTV may be requested to (i) be authorized with a general nature, to carry out mercantile activities in any jurisdiction in which it would not otherwise be under the obligation to be authorized, if it were not for the purposes stated in this paragraph (c), (ii) to be subject to taxes in any of such jurisdictions, or (iii) give consent for the reception of legal demands or notices in general, in any of said jurisdictions;

        (d) exercise its best efforts in order that the shares referred to in the Declaration of Registry, may be registered or authorized by the necessary government authorities, in view of the mercantile and operational activities carried out by the Buyer, the Parent Company, the Participants in the Consortium, the Holders and CANTV, to allow the Seller or the other shareholder from the public sector or the Insurer to complete the Offer;

        (e) notify the Seller and the Insurer, as soon as possible after coming into the knowledge of the fact, with respect to (i) the date of presentation of any Declaration of Registry or booklet on emission, supplemental information or modification, and with respect to the Declaration of Registry or the modifications to same, the date on which they become effective, (ii) the existence of any request made by the administrative authorities for the presentation of modifications or supplements to the Declaration of Registry or any other booklet attached, or any other additional information or comments of administrative authorities with respect to said documents, (iii) any order for suspension of a Declaration of Registry issued by any administrative authority, or the initiation of any procedure for the purpose of suspending the effect of same, (iv) any notice received with respect to the suspension of the authorization for the sale of any of the shares to be sold in any jurisdiction, or the initiation or imminence of any procedure directed to such effect, or (v) any other happening which implies the falsehood of any Declaration of Registry, booklet on emission, or any other document incorporated to same as reference, in any substantial aspect, or which requires the introduction of modifications into said Declaration of Registry, booklet on emission or document, with the purpose of avoiding that said documents should contain any declarations which are not the truth with respect to substantial matters, nor any substantial matter be omitted from the documents, when said declarations are obligatory or necessary for the declarations contained in such documents not lead to errors, and as soon as possible, shall prepare all necessary or convenient supplements and modifications for the continuation of the applicable Offer, and shall adopt any other measures in answer to said happenings;

        (f) exercise its best efforts, as soon as possible, to obtain the withdrawal of any order or measure suspending the validity of the Declaration of Registry or the authorization for the sale of shares in any jurisdiction;

        (g) at the reasonable request of the Insurers of the Offer, if any, or of the Seller, and as soon as reasonably Possible, CANTV shall add to the supplement or modification for the booklet on emission, any information which was reasonably determined by the Insurers or the Seller, to be included in same, with respect to the Offer, and present said supplement or modification to the booklet on emission, to all of the applicable authorities, as soon as reasonably possible, after receiving notice of the matters which should be added to same;

        (h) exercise its best efforts so that all of the shares included in the respective Declaration of Registry, be admitted for negotiation or quotation at the stock markets or automatic negotiation systems, as requested by the Seller, and execute the customary contracts, including if necessary, contracts for request of admission to quotation and indemnification, in the usual form, and make available a transfer agent for any of the shares covered in said Declaration of Registry;

        (i) celebrate the customary contracts (including a contract for insurance in the usual form), and adopt any other measures which may be reasonably necessary to speed up, facilitate or complete the Offer; however, and in connection with any such insurance contract, the Seller shall be responsible for all information related with the Seller, furnished in writing by the Seller, to be included in any Declaration of Registry or prospect;

        (j) in a reasonable manner, shall make available for inspection by the Seller or the other shareholder from the public sector, or any insurer participating in the Offer, and any lawyer, accounting advisor or other representative engaged by the Seller or the other shareholder from the public sector, or by the Insurer (collectively called the "Inspectors"), all of the pertinent accounting and other records, and other pertinent corporate and property documents of CANTV (collectively called the "Records"), as far as reasonably necessary, in order to allow them to carry out the auditing in accordance with principles of diligence, and see that the officers, directors and other workers of CANTV furnish all of the information reasonably requested by any Inspector in connection with said offer, providing that (a) CANTV is permitted to have its own representatives present at said inspections, and (b) that said Inspectors shall not reveal the Records and other information determined by CANTV in good faith, to be of a confidential nature, and has notified the Inspectors of said confidential nature, unless (i) revealing of said Records or information is necessary to avoid or correct errors or omissions in the Declaration of Registry, or (ii) that publication of said Records or other information be required by the law;

        (k) exercise its best efforts to obtain from the CANTV independent auditors, a "cold comfort" letter in the usual form, with respect to the matters usually stated in said letters, as may be reasonably requested by the Seller or the Insurer;

        (l) exercise its best efforts to obtain standard opinions from the CANTV legal advisors; and

        (m) cooperate with the Seller and exercise its best efforts to adopt any other reasonable or necessary measures to complete registry of the shares, with the purpose of facilitating and completing the Offer, as stated in the present Contract.

        4.6.2 The Seller undertakes to cooperate with the Buyer, the Parent Company and CANTV, and furnish them with any information regarding any proposed Offer, which they may reasonably request at any time in order to make a proposed Offer, as stated in the present Contract. The Seller shall be responsible for, and pay for, all fees of the Insurer, printing expenses and the reasonable expenses of the Parent Company and CANTV, which the latter may prove to have incurred as a direct result of any offer, including, without limitations, lawyers fees and accountants fees (but not the expenses of their personnel or other general expenses, or those expenses which may be proved in the annual financial statements of CANTV). The Seller agrees to consult with CANTV regarding the selection of the adequate time for said Offer; however, the terms and the time for the Offer shall be at the sole discretion of the Seller. In addition: (i) CANTV shall not be obligated make more than four (4) inscriptions of CANTV shares in accordance with this Contract, within each period of five (5) years; and (ii) CANTV shall not have to make any Offer according to this Contract, before one (1) year after the date of Closing, excepting that with respect to any Offer made within said period of one (1) year, the Seller agrees to indemnify CANTV for any losses or damages suffered by CANTV as a direct result of said Offer, being said losses or damages (x) related with the operations of CANTV before the date of Closing, and (y) they are based on facts and circumstances unknown to the Buyer or the Parent Company when said offer is made.

        4.6.3 The Buyer and the Parent Company both undertake to cooperate with the Seller and CANTV to make any offer under the terms and conditions provided in Clause 4.6.1, including without limitations, the obligation to have the respective officers, directors and employees of the Buyer, the Parent Company, the Participants in the Consortium and the Holders, furnish all information which may be reasonably requested by any inspector in connection with the Offer, providing that the Records and other information determined by the Buyer or the Parent Company in good faith to be of a confidential nature, may not be revealed by the Inspectors unless (i) revealing said Records or other information is necessary to avoid or correct a falsehood or omission in the Declaration of Registry, or (ii) publication of said Records or other information is required by the law. In addition, as long as the

Buyer, the Parent Company and the Participants in the Consortium have the right to elect the majority of the Board of Directors of CANTV, the Buyer and the Parent Company shall see that CANTV fulfills the obligations established in this Clause 4.6 at the time of a request by the Seller to make an Offer.

        4.7 Access to Information: After the Closing, CANTV shall permit the Seller and his representatives to have access to all of the books and records belonging to CANTV, related with matters arising from the possession or operation of CANTV by the Seller, and shall have its top management and other workers cooperate with the Seller and give him any reasonable assistance requested in relation to said matter; it is understood that those books, documentation and other information which CANTV has determined in good faith to be confidential, shall not be revealed by the Seller and his representatives, excepting if the revelation of said books, documentation and other information is required by the law.

        4.8 Setting up of a Program for Assignment: Within four (4) months following the date of Closing, CANTV shall (i) establish an irrevocable trust fund (the "Trust Fund for Assignment"), for a program of assignment of shares for the workers of CANTV, as provided for in Clause Six of the Trust Fund Contract, (ii) shall supply said trust fund with sufficient funds to purchase the Class "C" CANTV shares held by the trustees under the Trust Fund Contracts, said shares representing one percent (1%) of the CANTV capital stock at the date of Closing, and (iii) shall have the trustee under the Trust Fund for Assignment, purchase said shares. The purchase price for each of said shares shall be determined in accordance with Clause Seven of the Trust Fund Contracts. Before the date of transferring the Class "C" shares to the Trust Fund for Assignment, CANTV shall establish a committee (the "Committee") to administrate the program for assignment and determine the operation and policies of said program. As long as the Buyer, the Parent Company and the Participants in the

Consortium have the right to elect the majority of the Board of Directors of CANTV, the Buyer shall have CANTV maintain the Committee and the program for assignment, as provided for in this Clause 4.8, until all of said shares have been distributed between the CANTV workers.

        4.9 Financial Obligations: Excepting as specifically provided in Clause 4.10, no statement in this Contract shall: (i) require the Buyer, the Parent Company or any Participant in the Consortium or holder, to make contributions of capital or financing to CANTV, to make loans to CANTV, or in any other form, to place additional funds at the disposition of CANTV, or guarantee any obligation of CANTV, or (ii) impose on the Buyer any responsibility to have his representatives in the Board of Directors of CANTV act against their duties or responsibilities towards CANTV or its shareholders under the applicable law.

        4.10 Cellular Concession: On or before the date on which the payment mentioned in this clause is due, the Buyer shall contribute to, or make payments in the name of, CANTV or its Affiliate which has been incorporated with the purpose of rendering a cellular mobile telephone service, of forty per cent (40%) of the necessary funds to pay for the rights of the cellular concession, to be paid in accordance with Clause 1 (ch) of the Concession Contract.

        4.11 Guarantee of the Parent Company: The Parent Company guarantees without conditions, the absolute fulfillment by the Buyer, and undertakes to make the Buyer fulfill all of the obligations assumed under this Contract, with the exception of the obligations of the Buyer stated in Clause 4.5.2.

        4.12 Agreements for Consortium: The Buyer agrees, on behalf of the Participants in the Consortium and the Holders, that the Agreements for Consortium (as defined in Clause 6.5) shall not be modified in any form which is contrary to the dispositions of this Contract or the By-laws in force.

              CLAUSE 5: DECLARATIONS AND GUARANTEES OF THE SELLER

        By the present Contract, the Seller guarantees and certifies to the Buyer on the date of Closing, as follows:

        5.1      Organization, Authorization, Signing and Effect:

        5.1.1 The Seller is an Autonomous Institute created by Decree No. 151 dated June 11, 1974, published in Official Gazette of the Republic of Venezuela No. 30.430 dated June 21, 1974, and validly existing in accordance with the Law dated December 30, 1980, published in Official Gazette of the Republic of Venezuela No. 2709 (Extraordinary) of that same date. The signing, delivery and fulfillment of this Contract by the Seller, as well as fulfillment of the operations stated in same according to the terms contained herein, are within his faculties and in agreement with the applicable Venezuelan laws and regulations provided for in this Contract (collectively called the "Legislation"), and have been duly authorized by all necessary actions by the Seller. All of the requirements established in the Legislation for signing and delivering the present Contract and to carry out the operations covered herein by the Seller, have been satisfied.

        5.1.2 The present Contract has been duly and validly signed and delivered by the Seller, and after having the required authorization, signature and delivery by the Buyer and the Parent Company, shall constitute a valid and binding obligation of the Seller.

        5.2 Non-infringement: Neither the signing, delivery of the present Contract by the Seller, nor the completion of the operations covered in this Contract by the Seller, in accordance with the terms of same, shall (a) constitute an infringement of any disposition contained in the By-laws in force, (b) enter in conflict, or constitute a breach or infringement (or a happening which, by notice or in the course of time, or in both cases, may constitute a breach), or result in the termination or cancellation, or anticipation of the required fulfillment, or result in the creation or imposition of any lien, charge, guarantee, pledge, pawn or similar interest of any third party (hereinafter called collectively "Liens"), which may be imposed on the Shares or on any of the assets of CANTV or any of its Affiliates (as defined hereunder), under any writ, mortgage, financial lease, trust fund, obligation, contract for loan or credit, plan for loans or titles to shares for employees, collective or other type of contract, compromise, agreement or restriction of any kind or nature, in which the Seller or CANTV or any of its Affiliates are a party, or to which the shares of any of them are subject, (c) constitute an infringement of any law, regulation, norm or other decree, nor any verdict, order or legal requirement from any court or Administrative organization (as defined hereunder), which may be applicable to CANTV or any of its Affiliates or their shares, (ch) require notice, presentation, registry, authorization, consent or approval not previously obtained (jointly called "Consents"), from any third person, including without limitations, a government organization, department, commission, authority, council, office or agency, both national, state, local, foreign, administrative or regulating (hereinafter called jointly an "Administrative Organization"), excepting, with respect to the matters stated above in Clauses (b), (c) and (ch), for breaches, infringements, terminations, accelerations, Liens and violations, which, together with the failure in obtaining the Consents, shall not (i) have a substantial adverse effect on the activities or operations of CANTV and its Affiliates, considered as a whole, as conducted at present, nor on the capacity of the Seller to carry out his obligations under the present Contract, or (ii) shall not delay or obstruct the fulfillment of the operations covered in the present Contract, or require, or result in the disposal by the Seller, of any interest held in the Shares, or the disposal by the Parent Company or any Holder of any interests in the Buyer.

        5.3      Constitution and Fulfillment of its Obligations by CANTV:
CANTV is a duly incorporated and validly existing company, in accordance with the laws of the Republic of

Venezuela. CANTV and all of its Affiliates are duly authorized and empowered to carry out mercantile activities in all of the jurisdictions wherein said authorization is necessary due to the nature of its activities or for the ownership, leasing or operation or its respective properties and assets, excepting in those jurisdictions where the non-existence of said authorization would not have a substantial adverse effect on the activities or operations of CANTV and its Affiliates, considered as a whole, as conducted at present.
CANTV and all of its Affiliates are validly incorporated as mercantile companies and are in possession of all of the necessary concessions, licenses, permits, authorizations, consents and approvals to carry out their activities as conducted at present, excepting for those concessions, licenses, permits, authorizations, consents and approvals which, if not obtained, would not have a substantial adverse effect on the activities or operations of CANTV and its Affiliates, considered as a whole, as conducted at present.

        5.4      Capital:

        (a) The capital stock of CANTV is composed of one thousand million (1,000,000,000) nominal shares classified in four (4) Classes: "A", "B", "C"
and "D".   The Class "B" shares are the property of the Republic and other agencies of the Venezuelan public sector, and together represent forty-nine per cent (49%) of the CANTV capital stock. At the time of the Closing, all of the Class "A" shares shall become the property of the Buyer, and represent forty percent (40%) of the capital stock of CANTV. The Class "C" shares have been transferred to, and are held by, the trust funds, in accordance with the provisions of the

Trust Fund Contracts, and together represent eleven per cent (11%) of the. capital stock of CANTV. No Class "D" shares have been issued.

        (b) All of the CANTV shares which have been issued at the date of Closing have been validly authorized and issued, entirely subscribed and paid for, and are not subject to any Liens or Rights Against Shares (or any rights for preferential subscription) excepting as provided for in this Contract, the Trust Fund Contracts and the By-laws in Force. Excepting for the sale of Shares to the Buyer covered herein, and excepting for the provisions of Clauses
4.5.1 and 4.8, and as provided for in the By-laws in Force, there are no other rights for subscription, options, contracts, convertible or exchangeable values, or any other obligations of any nature in circulation, under which CANTV or the Seller would have the obligation to issue, sell, purchase or amortize any shares of the capital stock or other values of CANTV.

        5.5 Ownership of the Shares: Immediately before the sale of the shares covered in this Contract, the Seller has the full property over the Shares, free of any kind of Liens and Rights Against Shares, excepting for the provisions stated in this Contract and in the By-laws in Force, and when said Closing occurs, said property right shall be transferred to the Buyer, subject to the terms of this Contract and the By-laws in Force.

        5.6 Financial Statements: The Seller has previously delivered to the Parent Company, the reports issued by Krygier, Montilla & Asociados, independent auditors of CANTV, with respect to the audited financial statements of CANTV for the years 1989 and 1990, and for the six months ending on June 30, 1991, prepared in accordance with the accounting principles generally accepted in Venezuela (including the notes attached to same, all together called the "Venezuelan Financial Statements"), and the financial statements audited by CANTV for the years 1989 and 1990, prepared in accordance with the accounting principles generally accepted in the United States of America (including the notes attached to said financial statements, together called the "United States Financial Statements"). Subject to the qualification indicated in such reports and financial statements, (i) the audited Venezuelan Financial Statements shall reasonably reflect the financial situation of CANTV, the financial results of its operations and the changes in its financial situation on the date or during the indicated period, in accordance with the accounting principles generally accepted in Venezuela, applied on a uniform basis, and (ii) the United States Financial Statements shall fairly represent, in all substantial aspects, the financial position of CANTV and the results of its operations and cash flow during said years, in accordance with the accounting principles generally accepted in the United States.

        5.7      Indebtedness:

        5.7.1 Attachment 5.7 contains the list of all of the obligations of CANTV derived from credits (both as the principal debtor as well as the guarantor), which are in effect as of September 30, 1991, which individually exceed the amount of US$500,000, including obligations for debts with suppliers and commercial credits. Copies of the contracts or other documents (including all of their modifications), under which said obligations were contracted, were placed at the disposal of the Parent Company in the "Data Room" of CANTV on or before October 11, 1991. Excepting as stated in Attachment 5.7 or Attachment 5.14, none of the contracts or other documents included in Attachment 5.7, have been modified in any substantial point since October 11, 1991, and CANTV is fulfilling said contracts in all substantial aspects. All of the obligations of CANTV arising from credits, including obligations for debts with suppliers and commercial credits in force as of September 30, 1991, which were individually less than US$500,000 and together not adding up to more than US$46,000,000 at said date.

        5.7.2. The debts listed in Attachment 5.7 under the heading of "Debts to be Capitalized", have been cancelled in exchange by issuing to the Seller, the Class "A", "B" and "C" shares of CANTV (all of said Class "A" shares shall be transferred to the Buyer at the Closing, and all of the Class "C" shares have been transferred by the Seller to the trust funds under the Trust Fund Contracts, before the date of the Closing), and CANTV has no additional responsibility with any other person or agency with respect to said debts. Attachment 5.7 also describes the operation under which the capitalization of said indebtedness has been effected.

        5.8 Retirements and Other Benefits: CANTV does not maintain any benefits plans for its workers, aside from those described in the Collective Contract and in Attachment 5.8. Copies of the Collective Contract and said other benefits plans (including all of the modifications to same), were placed at the disposal of the Parent Company in the "Data Room" of CANTV on or before October 11, 1991. Excepting for the dispositions of Attachment 5.8, none of said benefits Plans or the Collective Contract have been modified in any substantial aspect since December 31, 1990. Excepting for the provisions in Attachment 5.8, CANTV is complying with the Collective Contract and said benefits plans, in all substantial aspects. Based on the methodologies and assumptions proposed in the report prepared by the Consultant Actuaries and Associates, a copy of which has been placed at the disposal of the Parent Company in the "Data Room" of CANTV on or before October 11, 1991, the total of the liabilities for the retirement plan of CANTV under its retirement plan for workers as provided in the Collective Contract (not including the costs of medical benefits) as of December 31, 1990, do not exceed the amount of Bs. 5,300,000,000.

        5.9 Fulfillment of the Law: Excepting as provided in Attachment 5.9, CANTV's business, as presently being conducted, operates in compliance with all substantial aspects of all applicable laws and regulations, the breach of which would lead to a substantial adverse effect over said business as conducted at present.

        5.10 Lawsuits: Excepting as established in Attachment 5.10, there are no actions, suits, arbitrations or other legal procedures pending against CANTV, or verdicts not executed, which individually exceed the amount of US $500,000, or in any case, which would be unfavorably decided against CANTV, to produce a substantial adverse effect on its business as presently conducted.

        5.11 Taxes: CANTV has presented all of the national, state, local and foreign tax returns and reports ("Tax Returns"), which are to be recorded by CANTV with any government agencies for the years ending on December 31, 1986 to December 31, 1990, and has paid for all taxes owed for said years or has accumulated an adequate reserve in the Venezuelan Financial Statements for June 30, 1991.

        5.12 Fees for the Success of the Transaction: CANTV has not subscribed any contract undertaking to make any payment of any amount whatsoever, for the purpose of securing the success of the sale of Shares covered herein.

        5.13 Substantial Contracts: A copy of all of the contracts for supplies, interconnection, international interchange, collective work contracts and any other contracts executed by CANTV before September 30, 1991 (including all of their modifications) which include payments by CANTV of amounts equivalent to US $500,000 or more in any year (collectively called the "Substantial Contracts"), have been furnished to the Parent Company in the "Data Room" on or before October 11, 1991. Excepting as indicated in Attachments 5.7, 5.8 and 5.14, none of the Substantial Contracts have been modified in any substantial aspects since October 11, 1991. Excepting for the Collective Contract and the benefits plans for the workers, which are mentioned in Attachment 5.8, CANTV has not executed any other contract with any of its workers or directors.

        5.14     Operations:  Excepting as provided in Attachment 5.14:

        (a) Excepting for the statutory modification of CANTV recorded at the First Mercantile Registry in the Judicial Circumscription of the Federal District and the State of Miranda on May 8, 1991, under No. 80, Volume 45-A First, the modification to the By-laws of CANTV recorded at the First Mercantile Registry in the Judicial Circumscription of the Federal District and the State of Miranda on September 16, 1991 under No. 76, Volume 119-A First, the modifications to the By-laws of CANTV to capitalize the indebtedness mentioned in Clause 5.7.2 and the classification of the shares of the capital stock of CANTV into four classes as provided for in Clause 5.4, the adoption of the By-laws in Force, and as otherwise described and provided for in this Contract, after June 30, 1991, CANTV has not made any changes in its By-laws, nor issued or sold any shares of its capital stock or values which may be converted into, or exchanged for shares of its capital stock;

        (b) Since June 30, 1991, CANTV has not declared or paid any dividends or other distributions to any of its shareholders;

        (c) Since June 30, 1991, CANTV and its Affiliates have not changed any of their methods, principles, practices or principal accounting policies in any substantial point;

        (d) Since September 30, 1991, CANTV has not incurred any obligations for credits, including obligations due to debts with suppliers and business credits, which individually exceed the amount of US $500,000 or which in total exceed US $26,000,000 (not including any other obligations exceeding US $ 500,000 individually);

        (e) Since September 30, 1991, excepting for the extension of the contracts for services rendered, from September 30, 1991 to December 31, 1991, CANTV has not executed any contract aside from obligations for credits (including obligations for debts with suppliers and commercial credits), involving payments by CANTV of amounts equivalent to US $200,000 or more during any year; and

        (f) Since June 30, 1991, there have been no substantial changes in the business, assets or financial condition of CANTV.

        5.15     Documents for the Negotiation:

        5.15.1 The Concession Contract included as Attachment A is in full force and effect, and there has been no breach of same by CANTV. The present tariffs and any decision or resolution issued with respect to future tariffs applicable to the services rendered under the Concession Contract which may be in effect or have been approved on or before November 26, 1991, have not been decreased or annulled since said date.

        5.15.2 The Regulations regarding the Operation of the Basic Communications Network, the Operation of the Cellular Mobile Telephone System, the Operation of the Private Telecommunications Networks and the Operation of Public Terminal Equipment for telecommunications, adopted under the Law of Telecommunications of 1940, which were in force on October 16, 1991, are in full force and effect, without any modifications since said date.

        5.15.3 The By-laws of CANTV are in full force and effect, substantially in the form contained in Attachment B ("The By laws in Force").

        5.15.4 The Seller has executed the Trust Fund Contracts substantially under the terms provided in Attachment C, and all of the Class "C" shares of the CANTV capital stock, representing 11% of the capital stock of CANTV, have been transferred to the trustees in accordance with the terms of said contracts.

        5.15.5 The Collective Contract is in full force and effect, and excepting as stated in Attachment 5.B, it has not been modified since October 4, 1991.

                 CLAUSE 6: DECLARATIONS AND GUARANTEES MADE BY

                        THE BUYER AND THE PARENT COMPANY

        The Buyer and the Parent Company hereby guarantee and certify the following to the Seller, at the date of Closing:

        6.1 Constitution and Validity: The Buyer is a stock company duly incorporated and validly existing in accordance with the laws of the Republic of Venezuela. GTE Corporation is a stock company duly incorporated and validly existing in accordance with the laws of the State of New York, United States of America. Both the Buyer as well as the Parent Company and the Holders are duly authorized and capable of assuming their obligations for carrying out mercantile activities in all of the jurisdictions wherein said authorization is required due to the nature of the activities or due to ownership, lease or operation of its properties, excepting in those jurisdictions where the lack of said authorization would not have a substantial adverse effect on the activities or operations of the Parent Company and its Affiliates, considered as a whole, or the Buyer or the Holders. Both the Buyer, the Parent Company and the Holders are validly incorporated as mercantile companies and hold all franchises, licenses, permits, authorizations, consents and approvals which are required for carrying out its activities, as conducted at present, excepting for any franchise, license, permit, authorization, consent and approvals which would not substantially affect the activities or operations of the Parent Company and its Affiliates, considered as a whole, or the Buyer, or the Holders, if not obtained. Both the Buyer as well as the Parent Company and the Holders have delivered to the Seller, on or before October 25, 1991, true and exact copies of their incorporation documents, as well as of all of the modifications made to same, which are in force and have not been modified after said date.

        6.2 Authorization, Signing and Effect: The signing, delivery and fulfillment of the present Contract by the Buyer and the Parent Company, as well as the consummation of the operations covered in this Contract by the Parent Company and the Buyer, in accordance with the terms stated herein, have been duly authorized by the Board of Directors or other directing organizations of the Buyer, the Parent Company and the Holders, and by the shareholders of the Buyer and each of the Holders. No other action or procedure shall be required of the Buyer, the Parent Company or any other Participant in the Consortium or Holder, to authorize the present Contract or to carry out the operations covered in same. The present Contract has been duly executed and delivered by the Buyer and the Parent Company, and with the authorization, signing and delivery of same by the Seller, is a valid and binding obligation of the Buyer and the Parent Company, enforceable against same, excepting that said enforcement may be limited by any legal disposition applicable and related to bankruptcy, insolvency, restructuring, suspension of payment or other similar dispositions, which are now in force or to be in force in the future, affecting the rights of the creditors in general.

        6.3 Consents: There are no requisites, (i) imposed by the laws, regulations or norms of any country wherein the Buyer, the Parent Company or any of the Participants in the Consortium or Holders are incorporated or have their main offices, or any regulating authority of any country ("Regulating Authority"), or (ii) applicable as a result of the identity or legal personality of the Buyer, the Parent Company or any of the Participants in the

Consortium or the Holders, or any other facts specifically related with the business or activities developed by the Buyer, the Parent Company or any of the Participants in the Consortium or Holders, or any other person having the intention of developing said activities (including the purchase of the Shares), or as a result of financing of the operations covered in this Contract by the Buyer, the Parent Company or any of the Participants in the Consortion or the Holders, which would lead the Seller or CANTV to incur in any obligation with the government of any country or Regulating Authority having jurisdiction over the Buyer, the Parent Company or any of the Participants in the Consortium or Holders or any of their respective Affiliates, or that they would have to obtain any consents (in addition to the consents obtained before the Closing), in order to be able to execute this Contract or to carry out the operations covered in same.

        6.4 Non-infringement: Neither the signing or delivery of the present Contract by the Buyer or the Parent Company, nor the consummation of the operations covered in the contract by the Buyer or the Parent Company, in accordance with the terms of same, shall (a) constitute a breach of any disposition contained in the incorporation documents or by-laws (or other incorporation documents), of the Buyer, the Parent Company or any Participant in the Consortium or Holder, (b) enter in conflict or result in a breach or infringement (or a happening which by notice or in the course or time, or in both cases, may result in a breach), or cause the termination or cancellation, or anticipate the required fulfillment, or result in the creation or imposition of any Lien on the Shares, the capital stock of the Buyer or any Holder, or on the assets of the Buyer, the Parent Company or any of their Affiliates, due to any writ, mortgage, financial lease, loan or credit contract, trust fund, obligation, loan plan or title to shares for workers, collective or any other type of contract, compromise, agreement, arrangement or restriction of any kind or nature, wherein the Buyer or the Parent Company or their respective Affiliates are a party or to which the assets of any of them are subject, (c) constitute an infringement of any law, norm, regulation or other decree, or any verdict, order, disposition or legal requirement issued by any court or Administrative Organization, which may be applicable to the Buyer, the Parent Company or any Holder, or any of their Affiliates, or to any of their assets, or (ch) require any Consent from any third party, including any Administrative Organization, which has not been obtained up to that moment, excepting with respect to the matters stated in the above Clauses (b), (c) and (ch), for such breaches, infringements, terminations, accelerations, Liens and violations, and Consents which a failure to obtain same, on a whole, (i) would not have a substantial adverse effect on the activities or operations of the Parent Company and its Affiliates, considered as a whole, the Buyer, or CANTV, nor on the capacity of the Buyer or the Parent Company to comply with their obligations under this Contract, or (ii) shall not delay or impede the consummation of the operations covered in this Contract, or require or result in the disposal of any interests in the Shares by the Buyer or any Holder, or the disposal by the Parent Company, of any interest held in the Buyer, or the disposal by any Participant in the Consortium, of any interest held in any Holder.

        6.5 Capital: The capital stock of the Buyer is formed by one thousand (1,000) ordinary shares, of which one thousand (1,000) shares have been completely subscribed and paid for. The names of the owners of the shares of the capital stock of the Buyer, including any affiliate, subsidiary, holding company or other agency through which any Participant in the Consortium directly or indirectly possesses any share of the capital stock of the Holder (collectively called the "Holders"), are determined in Attachment 6.5.1, which was delivered by the Parent Company to the Seller on or before October 24, 1991. Each Holder is an affiliate totally controlled and owned directly or indirectly by the Parent Company or the Participant or Participants in the Consortium indicated in Attachment 6.5.1 (the "Participants in the Consortium"). Attachment 6.5.1 also establishes the projected margin of ownership for (i) the Participants in the Consortium of each Holder and of the Buyer, and (ii) each Holder by each other Holder. Attachment 6.5.2, which was delivered by the Parent Company to the Seller on or before December 2, 1991, states the number of shares held, and the percentages held by (i) the Participants in the Consortium of each Holder, and
(ii) each Holder of any other Holders, the percentage which in each case is within the margin of percentages of ownership established in Attachment 6.5.1. On or before October 25, 1991, the Buyer has delivered to the Seller, true and exact copies of all agreements, arrangements and understandings between the Parent Company, the Participants in the Consortium and/or the Holders, related with the formation, ownership, administration or operation of the Buyer or of CANTV (the "Agreement for Consortium"). The Agreements for Consortium are in full force and effect and have not been modified since October 25, 1991. The Agreements for Consortium do not contain any term or condition which is contrary to this Contract and the By-laws in Force. Excepting for the Agreements for Consortium, there are no other rights for subscription, options, agreements, convertible or exchangeable values or any other rights or undertakings of any other nature, in virtue of which the Buyer, the Parent Company or any Holder or Participant in the Consortium may become obligated to issue, sell, purchase or recover shares of the capital stock or other values of the Buyer or any Holder, or related in any form with the vote, transfer or ownership of any of the values owned by the Buyer or any Holder.

        6.6 Investigation of CANTV: The Buyer and the Parent Company, each recognizes for himself, the Participants in the Consortium and the Holders and each of their respective officers, directors, consultants, legal representative, affiliates and attorneys (collectively called the "Representative of the Consortium"), declare (a) that they have revised the books, records, assets, installations, equipment, properties, contracts and tax returns of CANTV to the extent considered necessary by the Buyer and the Parent Company, to determine the situation of CANTV and its assets, installations, equipment, properties, liabilities and obligations, and are completely satisfied in said respect, and that (b) the Buyer purchases the Shares based solely on his own investigations and examinations of said books, records, assets, installations, equipment, properties, contracts and tax returns, and the declarations and the specific declarations and guarantees of the Seller stated in Clause 5. Both the Buyer as well as the Parent Company acknowledge for themselves as well as for the Representatives of the Consortium, that despite the fact that they have had the opportunity of interviewing the directors, officers, employees, representatives and advisors (including the legal and financial advisors) of the Seller and of CANTV (collectively called the "Representatives of the Seller"), the Buyer and the Parent Company have not decided to purchase the Shares or become involved in the obligations covered in the present Contract, on the basis of any affirmation, guarantee or declaration, explicit or implicit, made to the Buyer, the Parent Company or any other person, by the Seller, CANTV or any Representative of the Seller, excepting for the declarations and guarantees expressly stated in Clause 5, and that all of the declarations and guarantees of any type or nature, expressly or implicitly stated, which are not the express declarations and guarantees stated in Clause 5, are hereby expressly rejected to the maximum point permitted by the law. Without limitations to the above statement, the Seller and the Parent Company both recognize that, excepting as specifically established otherwise in the declarations and guarantees expressly stated in Clause 5, (i) neither the Seller nor CANTV or any Representative of the Seller, or any person acting in the name of, or on behalf of any of them, has made or is making any express or implicit declaration or guarantee with respect to all of, or the exactness of, or in any other form related with, any information or material furnished to the Buyer or the Parent Company or their representatives, in the name or on behalf of the Seller or CANTV, including without limitations, the Confidential Descriptive Memorandum (collectively called the "Evaluation Material"); (ii) neither the Seller nor CANTV, or any Representative of the Seller, or any other person acting in the name or on behalf of any of them, has given or shall give any declaration or guarantee with respect to the business or expectations of CANTV;
(iii) neither the Seller nor CANTV, or any Representative of the Seller or any of their respective officers, directors, employees, shareholders, affiliates or representatives, has or shall have any responsibility whatsoever, towards the Buyer or the Parent Company, or any other person related with the use of the Evaluation Material itself; (iv) neither the disposition of the Evaluation Material, nor the participation of the Seller in this Contract, implies any declaration, guarantee or obligation (express or implicit), related with the Evaluation Material, including without limitations, that the Evaluation Material was or is correct, or that there have been no changes in the business, concerns, financial condition or expectations of CANTV, either before or after: (A) the date on which the Evaluation Material was furnished to the Buyer or the Parent Company or their respective representatives or advisors, or (B) the date of any examination made by the Buyer or the Parent Company or their respective representatives or advisors, of the business or expectations of CANTV; and (v) both the Buyer as well as the Parent Company have carried out their own investigations and are satisfied (after having considered all of the independent opinions, as deemed necessary or convenient), with respect to all of the pertinent matters (important or not), with the purpose of making their own decisions to initiate and carry out their obligations under this Contract.

        6.7 Fees for the Success of the Transaction: Neither the Parent Company, nor the Buyer or any Participant in the Consortium of Holders, have subscribed any contract obligating them to the payment of any amount to CANTV, for the success of the sale of shares covered herein.

                      CLAUSE 7: OBLIGATIONS OF THE SELLER

        7.1 The Board of Directors of CANTV: The Seller shall have all of the shareholders of CANTV, which are not the Buyer, to be present immediately after the Closing, to validly hold an Extraordinary Assembly of Shareholders of CANTV, with the purpose of facilitating the election of the Board of Directors of CANTV, the President and the four (4) Principal Directors and their respective Alternates, which are to represent the Buyer as the holder of the Class "A" shares of CANTV.

        7.2 Concession of Cellular Service: On or before the due date for the payment mentioned in this clause, the Seller shall contribute to, or make a payment in the name of CANTV or its Affiliate incorporated with the purpose of furnishing the cellular mobile telephone service, of sixty percent (60%) of the necessary funds to pay for the concession rights which are to be paid in accordance with Clause (ch) of the Concession Contract. It will be considered that the responsibility of the Seller under this Clause 7.2 has been satisfied if the holders of the Class "B" and Class "C" shares have paid a part of the payments required of the Seller, providing that in total sixty per cent (60%) of the necessary funds for the payment of the rights for the cellular concession are paid by the Seller and such other shareholders.

        7.3 Real Estate: The Seller shall not question, and shall exercise his best reasonable efforts to see that the Republic of Venezuela should not question, the rights of CANTV to use any real estate (including any buildings and other structures located on them), which are important for the business of CANTV as conducted at the date of Closing, and are occupied or used by CANTV at said date, and with respect to which the Seller has reasonable determined that CANTV should have the right to use, and the Seller shall cooperate with CANTV in the defense of any claim presented against CANTV during the period of three (3) years after the date of the Closing, which may question the rights of CANTV to use any such real estate (including any building and other structures located on them). In addition, during the three (3) years following the date of Closing, the Seller shall cooperate with CANTV to perfect the title to any important real estate property (including any buildings and other structures located on them) required for the business of CANTV as conducted at the date of the Closing, and occupied or used by CANTV at said date, the title of which has been reasonably determined by the Seller to be required by CANTV. Nothing contained in this Clause 7.3 shall require the Seller to make any payment to, or in the name of, CANTV, the Buyer, the Parent Company or the Participants in the Consortium or their affiliates, or any third party (including without limitations, any payment in respect to taxes).

                            CLAUSE 8: MISCELLANEOUS

        8.1 Maintenance of the Declarations and Guarantees: The declarations and guarantees made in the present Contract shall remain in force during one (1) year after the date of the Closing, excepting for the declarations stated in Clause 5.11, with respect to the payment of taxes, which shall be maintained in force in the case of taxes for each year mentioned in said clause, during a period of five (5) years after the date on which the taxes were due. Any of the parties may initiate a legal action based on the breach of any declaration or guarantee made in the present Contract within a period of one (1) year after the date of Closing (or in the case of the declaration regarding the payment of taxes in Clause 5.11, within a period of five (5) years mentioned before).
Each of the parties herein irrevocably and completely waives any and all rights and resources which they may have under this Contract or in any other form, with respect to any alleged breach or infringement, of a declaration or guarantee, for which any action has not been initiated during the applicable period mentioned above.

        8.2 Successors and Assignees: This Contract and all of the obligations contained in same are obligatory and shall have effect for the benefit of the parties and their respective successors or legal assignees. Neither this Contract nor any of the rights, interests or obligations according to same, may be assigned by any of the parties, without the prior written consent of the other parties.

        8.3 Non-existence of Benefits for Third Parties: None of the facts expressly or implicitly stated in this Contract has the intention, or should be interpreted as assigning or granting to any natural or juridical person, aside from the parties, any rights or recourses in virtue of, or by reason of this Contract or any obligation covered in same, excepting as stated in Clauses 4.5.1 and 4.8.

        8.4 Notices: All notices, summons, petitions, demands and other communications requested or permitted in accordance with this Contract, shall be made in writing, and shall be considered to have been validly made when delivered by hand or when sent by private mail, telex or fax, once the reception of same is verified, to the following addresses:

        For the Seller:

        Fondo de Inversiones de Venezuela
        Edificio del Banco Central
        Torre Financiera
        Caracas, Venezuela
        Atencion:  Ministro de Estado-Presidente

        Fax No. (58) 2-835-490

        If addressed to the Buyer or the Parent Company:

        GTE CORPORATION
        600 Hyden Ridge
        Irving, Texas 75015-2092, U.S.A.
        Attention:  Vice President - International

        Fax No.

        With copy to:

        Mendoza, Palacios, Acedo, Borjas, Paez, Pumar & Cia
        Urbanizacion Las Mercedes
        Calle Veracruz con Cali
          Edif. ABA, ler.  Piso, Caracas
        Atencion:  Luis Esteban Palacios/Arminio Borjas, hijo

        Fax (58) (2) 911595

or to any other person designated in writing by the Seller, the Buyer or the Parent Company, as the case may be, which is to be delivered in the form indicated in this Clause 8.4.

        8.5 Complete Contract: This Contract, together with its Attachments, contains the complete agreement between the parties with respect to the matters contained in same. There are no other restrictions, promises, declarations, guarantees, stipulations or obligations aside from those expressly stated herein. This Contract replaces all of the previous covenants and agreements, both verbal or written, between the parties with respect to the operations covered in this Contract.

        8.6 Amendments: This Contract may not be amended, modified or complemented, excepting by written agreement between the parties.

        8.7 Resignation: Resignation of any of the rights derived from the present Contract shall only be effective if made in writing and with a due notice to the other parties.

        8.8 Expenses: Each party shall pay for all of the costs and expenses incurred on their part with respect to the negotiation, signing and execution of this Contract, including the respective fees of their brokers and advisors.

        8.9 Partial Invalidity: If any term or disposition of this Contract is considered as not being valid or not executable by any competent court or by the action of any future legislation, said legal decision or act shall be strictly interpreted, with respect to said invalidity, and shall not affect the validity or effect of any other disposition contained in the present Contract.

        8.10 Applicable Law: This Contract shall be governed and executed in accordance with the laws of the Republic of Venezuela.

        8.11 Submittal to Jurisdiction: The parties agree that any doubts or controversies arising with respect to this Contract, which may not be solved on friendly terms by the parties, shall be settled by judicial Action (a "Procedure"), entered at the courts of the Republic of Venezuela and according to its laws, without giving rise in any form to claims by foreign governments. The courts of the Republic of Venezuela shall have the exclusive jurisdiction to settle any controversy over, or in respect to this Contract.

        The Buyer and the Parent Company irrevocably and unconditionally agree to be subject to the exclusive jurisdiction of the courts of the Republic of Venezuela for any Procedure which may arise, or which may be related with this Contract or the operations covered in same, and also agree to not initiate any Procedure related with this Contract or the operations covered in same, excepting in said courts. In addition, the Buyer and the Parent Company irrevocably and unconditionally waive their right to enter any resource for regulation of jurisdiction, before any court, irrevocably and unconditionally agree to not present any claim that said Procedures are carried out in an unsuitable court, and in addition agree that the verdict issued with respect to any Procedure may be executed in the courts of any other jurisdiction.

        8.12 Representative in Processes: The Parent Company irrevocably designates Luis Esteban Palacios (or any other person of full age and capable, designated by the Parent Company in his replacement, by written notice delivered to the Seller in accordance with Clause 8.4), as its legal representative to act in any Procedure. The representative of the Buyer shall be the Person designated in its by-laws or designated in accordance with same.

        8.13 Interpretation: Unless otherwise expressly stated, a reference to law or regulation shall also include any modifications to same, and any law or regulation substituting them. An Affiliate of a person means a company with more than fifty percent (50%) of its shares owned by said person. The headings of the clauses and articles used in this Contract are solely for reference and shall have no effect on the interpretation of this Contract.

        8.14 Domicile: For all of the effects of this Contract, each party elects the city of Caracas as the special domicile. The Buyer and the Parent Company have signed and delivered four (4) identical copies of this Contract, on October 25, 1991. The Seller has signed and delivered said copies on December 3, 1991.

                                          FONDO DE INVERSIONES DE VENEZUELA

                                          By: (signature)
                                             -------------------------------
                                             Name: Gerber Torres
                                             Title: (illegible).

                                          VENWORLD TELECOM, C.A.



                                          By: (signature)
                                             -------------------------------
                                             Name:
                                             Title:

                                          GTE CORPORATION



                                          By:  (signature)
                                             -------------------------------
                                             Name:  Kent B. Foster
                                             Title:  Attorney-in-fact
                                             -------------------------------
                                             (Signed) Andrew T. Jones,
                                             Attorney-in-fact

Compania Anonima Nacional Telefonos de Venezuela signs four (4) copies of this Contract on December 3, 1991, solely for the purposes of being obligated by Clauses 4.6.1, 4.7 and 4.8.

Compania Anonima Nacional Telefonos de Venezuela (CANTV)


By: (Signature)
    ----------------------------

Name:  Fernando Martinez Mottola

Title: President of CANTV

I, Bruce Haddad, President of CANTV, declare that the above document is a true and exact copy of the original signed on December 03, 1991.

(Signed) Bruce Haddad - President.  Caracas, January 21, 1992

-------------------------------------------------------------

I declare this to be a true translation of the foregoing document, which I sign and seal in Caracas, Venezuela, on this eighteenth day of February, nineteen hundred and ninety-two.

                                  IDA E. ANDERSON M.
                                  Public Translator
                                  I.C. V-480.824